Exhibit (d)(4)

Colonel Holdings, Inc.

c/o Apollo Management VII, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Robert F.X. Sillerman Sillerman Capital Holdings, L.P. Laura Sillerman 159 East 70th Street New York, NY 10021	May 16, 2011

Re: Support Agreement Mechanics

Ladies and Gentlemen:

Reference is made to that certain Non-Tender and Support Agreement, dated as of May 10, 2011, by and among the undersigned and each of you (the “Support Agreement”). Capitalized terms used but not otherwise defined in this letter shall have the respective meanings ascribed thereto in the Support Agreement.

The Stockholder Representative has informed Parent that it will not be able to deliver all of the Pledged Shares into the Voting Trust free and clear of all Liens together with the other Stockholder Documents (including the Unrestricted Shares as defined below) within the time period required by Section 8.1(a) and Section 8.11(a) of the Support Agreement, and has requested that the Stockholders nevertheless retain their right to deliver a Rollover Election Notice and receive Parent Shares in respect of Rollover Shares and that Stockholders expenses be reimbursed pursuant to Section 9.18 of the Support Agreement (as defined below). In consideration of Parent’s agreement to waive the requirement of Section 8.1(a) and 8.11(a) of the Support Agreement and allow the Stockholders to retain their right to deliver a Rollover Election Notice and receive Parent Shares in respect of Rollover Shares and that Stockholders expenses will be reimbursed pursuant to Section 9.18 of the Support Agreement (as defined below), the Stockholders, jointly and severally, agree as follows:

1. The Stockholders will place all of the Covered Shares that are not Pledged Shares (but in no event less than 3,556,392 Common Shares, the “Unrestricted Shares”) into a Voting Trust, in form and substance reasonably acceptable to Parent, on five (5) Business Days’ prior notice from Parent or, if delivered on or after May 20, 2011, on two (2) Business Days’ prior notice.

2. Each Stockholder hereby represents and warrants that the Stockholder Representative, other than with respect to the Covered Shares owned by Laura Sillerman, as to which Laura Sillerman represents and warrants that she (i) has and shall retain at all times prior to the termination of the Support Agreement full and unfettered voting rights in respect of the Unrestricted Shares, including with respect to any and all matters contemplated by the Support Agreement, and (ii) has and shall use its reasonable best efforts to retain at all times prior to the earlier of (x) the termination of the Support Agreement and (y) an event of default and subsequent foreclosure by the DB Lender under the DB Loan, full and unfettered Voting rights in respect of the Pledged Shares, including with respect to any and all matters contemplated by the Support Agreement, except, in the case of clauses (x) or (y), for any rights granted to the Voting Trust in accordance with the Support Agreement and this letter agreement.

3. Simultaneously with the delivery and deposit of the Unrestricted Shares into the Voting Trust, the Stockholders will execute irrevocable written consents in favor of the adoption and approval of the Merger and the other transactions contemplated by the Merger Agreement (including as the same may be amended in accordance with the Support Agreement) in respect of both the Pledged Shares and the Unrestricted Shares and deposit such written consents into the Voting Trust, together with the other Stockholder Documents in respect of the Unrestricted Shares and irrevocable proxies in respect of both the Pledged Shares and the Unrestricted Shares, in each case, in form and substance reasonably acceptable to Parent. The Stockholders will use their reasonable best efforts to deposit the Pledged Shares into the Voting Trust upon the release of the Lien of the DB Lender and any other Lien on such Pledged Shares. Parent and the Stockholder Representative will timely give joint instructions under the Voting Trust in order to effectuate the consummation of the transactions contemplated by the Support Agreement. In the event of a termination of the Merger Agreement pursuant to its terms, the irrevocable written consents and the irrevocable proxies shall be immediately released from the voting trust.

4. Upon the request of Parent, the Stockholder Representative shall request from the DB Lender a customary “payoff letter” evidencing the amount of principal and interest required to be paid in respect of any indebtedness or other obligations secured in whole or in part by the Pledged Shares (“Obligations”) in order to release the Lien of the DB Lender as of a date specified by Parent in accordance with this Agreement and the Support Agreement. The Stockholders shall not enter into or arrange, assist, and or otherwise facilitate any financing or similar arrangement that would, in whole or in part, replace or supplement any of the Obligations in a manner secured by the Covered Shares (a “Refinancing”) without the prior written consent of Parent (not to be unreasonably withheld). In addition, in the event Parent or its Affiliates arranges or facilitates any such Refinancing, the Stockholders will act in a commercially reasonably manner (in light of the terms thereof) in determining whether or not to enter into such Refinancing.

5. The Stockholders shall use their reasonable best efforts to cause the DB Lender to release and deliver to Parent, free and clear of all Liens, the number of Pre-Merger Contribution Shares in respect of the contribution of the Pledged Shares, and to cause the proceeds of the Pre-Merger Election Notice to be applied (and authorizes Parent to so apply such proceeds) to the DB Loan to the extent of any Lien on the Pledged Shares (and the Stockholders shall use their reasonable best efforts to also cause the release of any other Lien restricting the Pledged Shares, including by applying such proceeds (and authorizes Parent to so apply such proceeds) in satisfaction of any such other Lien). The Stockholders shall also use their reasonable best efforts to cause any Lien of the DB Lender (or otherwise) on any Pledged Shares to be removed at or prior to the Merger Contribution, it being understood and agreed that in no event shall any Rollover Shares or Parent Shares be subject to the Lien of the DB Lender or otherwise upon delivery (and any Rollover Election in respect of Pledged Shares that are subject to any Lien upon delivery at the time of the Merger Contribution shall be invalid and such shares shall not be contributed or sold to Parent but in lieu thereof the Stockholders (or holder of such Lien) shall only be entitled to receive cash in an amount equal to the Per Share Merger Contribution in respect of each Pledged Share pursuant to the Merger Agreement). Parent acknowledges that the Stockholders are not required to repay or reduce the DB Loan prior to the sale or contributions of the Covered Shares hereunder in order to comply with the provisions of this paragraph.

6. The Stockholders acknowledge that their right to deliver a Rollover Election Notice and receive Parent Shares in respect of Rollover Shares is subject to their strict and timely compliance from and after the date hereof in all material respects with all of the provisions of the Support Agreement and this letter agreement provided, that the Stockholders will only lose such right where the failure to comply would reasonably be expected to result in delay, additional cost or other negative impacts on the completion of the transactions contemplated by the Merger Agreement and the Support Agreement (as supplemented hereby) which are not immaterial, including any of the Covered Shares and the Pledged Shares not being Voted in accordance with the Support Agreement and any Covered Shares not being sold or contributed to Parent or its designee, free and clear of all Liens, prior to the Effective Time on the Merger Closing Date, in each case, upon the request of Parent in accordance with this Agreement and the Support Agreement.

7. The Stockholders agree that their right to deliver a Pre-Merger Election Notice shall not apply to any Unrestricted Shares unless and until arrangements reasonably satisfactory to Parent are made for all of the Pledged Shares to be released from all Liens and delivered to (x) Parent or its designee upon the Pre-Merger Contribution and Merger Contribution, or (y) the Voting Trust if prior to such contributions. The Stockholders further agree that Parent shall have the right with, if practical under the circumstance and legally permissible, one Business Day’s prior notice to the Stockholder Representative (including a copy of the proposed election) to make a Pre-Merger Election on behalf of the Stockholders, or make an adjustment to a Pre-Merger Election previously delivered by the Stockholder Representative, in respect of a number of Pre-Merger Contribution Shares in excess of the Maximum Pre-Merger Amount if a greater amount is required in order to obtain the release of the Pledged Shares free and clear of all Liens.

8. The Stockholders hereby agree that they shall comply, and shall cause their Representatives to comply, with the confidentiality undertakings attached hereto as Annex A. In addition, in the event the Support Agreement is terminated for any reason, each party to the Support Agreement hereby agrees that the provisions of Section 8.7 of the Support Agreement shall continue to apply for a period of one year after the date of the Support Agreement; provided, that, in no event shall any provision hereof, including the provisions of Annex A hereto, prohibit any Stockholder from disclosing any information required by law, regulation or legal process provided that Parent shall be provided with advance notice and an opportunity to review and comment on such disclosure to the extent consistent with law, regulation or legal process.

9. IN FURTHERANCE AND NOT IN LIMITATION OF THE PROVISIONS OF THE SUPPORT AGREEMENT, UPON THE REQUEST OF PARENT, EACH STOCKHOLDER SHALL GRANT TO AND APPOINT PARENT AND EACH OF AARON STONE AND DARREN GLATT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, ITS, HIS OR HER IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN ARTICLE IV OF THE SUPPORT AGREEMENT. EACH STOCKHOLDER INTENDS THAT SUCH PROXY BE IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROVISION AND SUCH PROXY. EACH STOCKHOLDERWILL, UPON REQUEST OF PARENT, REVOKE ANY AND ALL PREVIOUS PROXIES AND POWERS OF ATTORNEY WITH RESPECT TO SUCH STOCKHOLDER’S COVERED SHARES OR ANY OTHER VOTING SECURITIES OF THE COMPANY THAT RELATE TO THE ADOPTION OF THE MERGER AGREEMENT AND THE OTHER MATTERS SET FORTH IN ARTICLE IV OF THE SUPPORT AGREEMENT. THE PROXY TO BE GRANTED BY EACH STOCKHOLDER SHALL AUTOMATICALLY BE REVOKED UPON TERMINATION OF THE SUPPORT AGREEMENT IN ACCORDANCE WITH SECTION 9.1 THEREOF.

10. The parties agree that the maximum amount of Stockholder Expenses to be reimbursed pursuant to Section 9.18 of the Support Agreement is hereby increased from $400,000 to $450,000. For the avoidance of doubt, the parties acknowledge and agree that the obligation to reimburse Stockholder Expenses thereunder shall remain regardless of whether the Stockholders are entitled to deliver a Rollover Election Notice or receive Parent Shares in respect of Rollover Shares.

The provisions of Article IX of the Support Agreement shall apply to this letter agreement mutatis mutandis, with the exception that paragraph 8 hereof shall survive in accordance with its terms. Except as supplemented hereby, the Support Agreement remains in full force and effect in accordance with its terms.

If the foregoing correctly sets forth our mutual understanding with respect to the subject matter hereof, please sign a copy of this letter, which shall serve as our binding and enforceable agreement, and return it to the undersigned.

Very truly yours,

COLONEL HOLDINGS, INC.

By:	/s/ Aaron Stone
Name: Aaron Stone
Title: Chairman

Accepted and agreed:

/s/ Robert F.X. Sillerman
Robert F.X. Sillerman

SILLERMAN CAPITAL HOLDINGS, L.P.
By: Sillerman Capital Holdings, Inc., its general partner

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: President

/s/ Laura Sillerman
Laura Sillerman

ANNEX A

CONFIDENTIALITY AGREEMENT

All non-public information regarding Apollo Management VII L.P., Colonel Holdings, Inc., CKx, Inc. and their Affiliates (collectively, the “Companies”) (but with respect to CKx, Inc. and its subsidiaries, only so long as the Merger Agreement has not been terminated), and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review thereof, or your interest in the transactions contemplated by the Support Agreement (the “Transactions”), which contain or reflect any such information, is hereinafter referred to as the “Information.” The term Information will not, however, include information which is or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of this Annex A or other obligation of confidentiality or any information independently developed without use of the Information.

1.	You and your Representatives (i) will keep the Information confidential and will not (except as required by law, regulation or legal process and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, in whole or in part, and (ii) will not use any Information other than in furtherance of the Transactions; provided, however, that you may reveal the Information or portions thereof solely to those of your Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who are directed by you to treat the Information in a manner consistent with the terms of this Annex A. You will be responsible for any breach of this Annex A by any of your Representatives.

2.	You and your Representatives will not (except as required by applicable law, regulation or legal process and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person who is not your Representative the fact that the Companies are considering a Transaction or that the Information has been prepared for purposes of a potential Transaction, the fact that the Information has been made available to you or any other person, that you are considering a Transaction involving the Companies, or that discussions or negotiations are taking or have taken place concerning a Transaction or involving the Companies or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof or the subject matter of this letter agreement.

3.

In the event that you or any of your Representatives are required or requested pursuant to law, regulation or legal process to disclose any of the Information or pursuant to law, regulation or legal process with respect to the information set forth in paragraph 1 or 2 above, you will notify us promptly so that we may seek an appropriate protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this Annex A (and if we seek such an order, you will provide such cooperation as we shall reasonably request at no out of pocket cost to you). Regardless of whether any such protective order or other remedy is obtained, if you or any of your Representatives are nonetheless legally required to disclose such Information, you or your Representatives, as the case may be, will furnish only that portion of the Information which you are advised by legal counsel is legally required to be disclosed, will to the extent permissible give Parent written notice of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts requested to obtain reliable assurance that confidential treatment will be accorded the Information. You will promptly advise us in the event that you become aware of the possession, use or knowledge of any Information by any third party not authorized to possess, use or have such knowledge as a result of any violation of this Annex A by you or your Representatives.

4.	At any time upon the request of Parent or any of our Representatives, you will at your expense (i) promptly deliver to Parent or destroy and delete all copies of the written Information in your or your Representatives’ possession and (ii) promptly destroy and delete all analyses, compilations, summaries, studies and other material prepared by you or your Representatives and based in whole or in part on, or otherwise containing or reflecting any of, the Information except in each case for customary electronic archives which shall remain subject to the terms of this Annex A. Upon our request you will promptly confirm to us in writing signed by your or one of your officers the return and/or destruction of materials in compliance with this paragraph 4. Without limiting the foregoing, you and your Representatives may retain Information solely to the extent and for the duration required by any applicable law, regulation (including any binding rules of a professional body applicable to you or any Representative) or bona fide compliance policies (such retained materials, “Retained Information”), provided, in each case, that any Retained Information shall not be used for any purpose other than for compliance with such law, regulation or policy. Notwithstanding any of the forgoing, all Information (including all Retained Information) will continue to be subject to the terms of this Annex A.

5.	We disclaim all representation or warranties regarding the Information. You acknowledge that neither we, nor any of our Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons make any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information.

6.	You acknowledge that you are aware, and will inform your Representatives, that the securities laws of the United States (as well as stock exchange regulations) prohibit any person who has material, non-public information concerning the Companies or a possible transaction involving the Companies from purchasing or selling the Companies securities when in possession of such information and from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

7.

You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this Annex A by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the

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granting of specific performance and injunctive or other equitable relief in our favor without proof of actual damages and you further agree to waive, and to use all reasonable best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy.

8.	This Annex A contains the entire agreement between you and us concerning the confidentiality of the Information and the other matters set forth herein and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. No provision of this Annex A may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized representative of each party, which writing specifically refers to this Annex A and the provision so amended or modified or for which such waiver or consent is given. You agree that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude us from any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. In the event that any provision of this Annex A is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Annex A will not in any way be affected or impaired thereby.

9.	Your obligations under this Annex A shall terminate on the first anniversary of the date hereof, provided that no termination of this Annex A or any provision hereof shall relieve you and your Representatives from liability for any breach of any provision of this Annex A which occurred prior to such termination. Notwithstanding the foregoing, paragraphs 8 through 9 of this Annex A shall survive any such termination for purposes of or in connection with any litigation or proceeding involving this Annex A at any time.

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